Filed Under Rule 424(b)(2), Registration Statement No. 333-175599

Preliminary Pricing Supplement No. 7 - dated Monday, February 3, 2014 (To: Prospectus Dated July 15, 2011)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking
06050WFC4	[ ]	100.000%	3.000%	[ ]	Fixed	4.450% (Per Annum)	Semi- Annual	02/15/2034	08/15/2014	$22.50	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Citigroup Global Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, UBS Securities LLC, Wells Fargo Advisors, LLC

Bank of America

Offering Dates: Monday, February 3, 2014 through Monday, February 10, 2014

Trade Date: Monday, February 10, 2014 @ 12:00 PM ET

Settlement Date: Thursday, February 13, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Bank of America InterNotes Prospectus dated 7-15-11